Exhibit 10.10

Supplier: Lite-On Electronic Company Ltd.		Primary Contact:
Address:		Phone:
Email:
Fax:
Effective Date:	December 3, 2010	Web Site:

This OEM Supply Agreement: OEM Design (“Agreement”) is made as of the Effective Date identified above, by and between Control4 Corporation, a Delaware corporation with offices located at 11734 S.  Election Road, Salt Lake City, Utah 84020 (“Control4”) and the supplier identified above (“Supplier”).  This Agreement incorporates by reference the Terms and Conditions set forth below (including all Schedules thereto).

Supplier		Control4 Corporation

Signature:	/s/ Andrew Hou	Signature:	/s/ Jeff Dungan

Name: Andrew Hou		Name: Jeff Dungan

Title: Vice President & G.M. SSBU		Title: VP Manufacturing

Terms and Conditions

1.                                      Definitions.  Terms with initial capital letters shall have the meanings ascribed to them in this Section 1 or elsewhere in this Agreement.

1.1          Agreement.  “Agreement” means this OEM Supply Agreement: OEM Design.

1.2          Change Order.  “Change Order” means a written order from Control4 to Supplier requesting one or more changes to the Product that Control4 desires to have made, including but not limited to changes in the drawings, designs, Specifications, method of shipment, and/or packaging of the Products.

1.3          Confidential Information.  “Confidential Information” shall include all technical information, financial information, proprietary information that each Party hereunder may deliver to the other Party during the course of performing this Agreement, or acquired by the one Party about the other during the course of performing this Agreement, including without limitation all Proprietary Information, non-public information about each Party’s business affairs, financing, finances, methods of operation, technical or scientific information, data systems, procedures, computer programs, circuitry schematics, software or algorithms.

1.4          Deliverable.  “Deliverable” means any item, project, material, documentation, software code (both Object Code and Source Code), or object, or the physical embodiment of the same, required to be delivered by Supplier to Control4 pursuant to this Agreement.

1.5          Derivative Work.  “Derivative Work” means a work based on Products, Intellectual Property, or Confidential Information (collectively, “Prior Work”), including, but not limited to: (i) for material subject to copyright protection, any work that is based upon one or more Prior Works, such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; (ii) for patentable or patented inventions, any adaptation, subset, addition, improvement or combination of any Prior Work; and (iii) for material subject to trade secret protection, any new material, information or data relating to and derived from Confidential Information.

1.6          Documentation.  “Documentation” means the written instructions, user guides, and user manuals for the Products, whether in electronic or paper form, provided by Supplier upon delivery of Products and any such materials provided by Supplier in connection with any updates, modifications and improvements to any software provided hereunder.

1.7          End Customer.  “End Customer” means the ultimate purchaser and end user of the Products.

1.8          Epidemic Failure.  “Epidemic Failure” shall mean the occurrence of one or more material failures in Hardware (including in any embedded Firmware) supplied by Supplier during its Hardware Warranty Period (as defined below), due to a single root cause, discovered either in testing or in the field at a failure rate over any roiling 90 day period exceeding five percent (5%) of such Hardware delivered during such period.

1.9          Error.  “Error” means a reproducible failure of the Licensed Software or Firmware to perform in substantial conformity with the Specifications and applicable Documentation accompanying such Licensed Software or Firmware (if any) when delivered to Control4.  The priority level of an Error shall be determined in accordance with Schedule D.

1.10        Firmware.  Firmware means Licensed Software that is embedded in a Product.

1.11        Hardware.  “Hardware” means tangible devices or tangible system components, including any embedded Firmware that Supplier makes available to Control4 or an End Customer under this Agreement.

1.12        Intellectual Property.  “Intellectual Property” shall mean the applicable Party’s proprietary intellectual property, including without limitation the Patent Rights and the Marks, and proprietary information that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, software code, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing.

1.13        Inventions.  “Inventions” means any and all ideas, designs, concepts, techniques, technology, know-how, processes, methods, configurations, inventions, discoveries, and improvements, regardless of whether they are patentable or subject to protection under applicable copyright, trademark, trade secret or other laws governing the protection of Intellectual Property.

1.14        Licensed Software.  “Licensed Software” means the machine-readable,  Object-Code version of Supplier’s software (whether or not embedded in a Product as Firmware), including all related Documentation, and including any modified, updated or enhanced versions of the software or Documentation, that Supplier makes available to Control4 or an End Customer under this Agreement.

1.15        Major Release.  “Major Release” means a new release of Software supported by Supplier that adds features and functionality improving overall Product performance, efficiency and/or usability, and designated by Supplier as a replacement for a Product.

1.16        Marks.  “Marks” shall mean the applicable Party’s current and future logos, trade names, and trademarks.

1.17        Manufacturing     Know-How.  “Manufacturing Know-How” means the Specifications and information, including without limitation engineering designs, bill of materials, drawings, and the like, necessary to manufacture the Products, as well as the names and contact information for all of Supplier’s then-current suppliers and manufacturers with respect to the Products.

1.18        Minor Release.  “Minor Release” means a Supplier-designated correction, extension, or fix to an existing release of a Product, generally designed to address one or more errors or reduce the effects thereof.  A Minor Release may also include enhanced, improved or modified functionality (as determined in Supplier’s sole discretion).  All Minor Releases are provided on an “AS IS” basis only and in object code only.

1.19        Object Code.  “Object Code” means the machine-readable, executable instructions for computer programs or applications.

1.20        Party.  “Party” mean Control4 or Supplier as the context requires.  “Parties” means both Control4 and Supplier.

1.21        Patent Rights.  “Patent Rights” shall mean the patents and patent applications owned, licensed or filed by the applicable Party anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates.

1.22        Price.  “Price” means the “Ex Works” price for the applicable Product as set forth in Schedule B (or as otherwise agreed to in writing by the Parties).

1.23        Product.  “Product” means those Hardware, Firmware, and Licensed Software created, designed and/or manufactured, and those Services performed by Supplier as specified in Schedule A.

1.24        Product Support Materials.  “Product Support Materials” mean those materials which Supplier is required to provide supplemental to the Hardware, and which are identified on Schedule A.  Such materials may include, by way of example and not limitation, Product installation guides, user manuals for End Customers, Q&A knowledgebase documentation, and documentation with information for tracking and identifying installed Products such as MAC, serial number, and installation code information.

1.25        Proprietary Information.  “Proprietary Information” means Inventions, Works, Intellectual Property, and any and all confidential, proprietary or secret information, including, without limitation, information relating to products, best-practices, templates, methodologies, research, technology, developments, services, clients, End Customers, suppliers, employees, business, operations or activities, and also similar information of any third party also divulged by the disclosing Party in connection with this Agreement.

1.26        Purchase Order.  “Purchase Order” means a written order issued by Control4 to Supplier containing information with respect to each purchase made pursuant to this Agreement, including a description of the Product to be purchased, the purchase quantity, the purchase delivery schedule, the nominated carrier, the routing instructions, the destination, and confirmation of the Price.

1.27        Schedules.  The following Schedules are appended hereto and incorporated herein as a part of this Agreement (which Schedules may be amended by the parties from time to time in a signed writing):

•                  Schedule A    Product Specifications and Support Materials

•                  Schedule B    Pricing and Terms of Delivery

•                  Schedule C    Project and Delivery Schedule and Deliverables

•                  Schedule D    Product Support

•                  Schedule E    Quality Assurance

•                  Schedule F    Out-of-Warranty Repair Process and Fees

•                  Schedule G    Customization & Works beyond Schedule A

•                  Schedule H   Control Intellectual Property; Supplier Intellectual Property

1.28        Services.  “Services” shall mean the specialized services to be provided by Supplier to Control4 pursuant to this Agreement.

1.29        Source Code.  “Source Code” means the instructions for computer programs and applications that are designed to be readable by the human eye, which when compiled or otherwise altered become usable by a computer.  Source Code includes all related diagrams, flow charts, and programmers notes.

1.30        Specifications.  “Specifications” means the physical, technical, functional and/or performance requirements for the Products as set forth more specifically in Schedule A.

1.31        Trade Secret(s).  “Trade Secret(s)” means any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to the owner and not generally known in the industry.  The obligations set forth in this Agreement as they pertain to Trade Secret(s) shall survive termination of this Agreement and continue for so long as the relevant information remains a Trade Secret(s).

1.32        Work Product.  “Work Product” means all Intellectual Property associated with any Services, Inventions, Deliverables, Works or works of authorship developed or created by Supplier during the course of performing Services pursuant to this Agreement.

1.33        Works.  “Works” means products, devices, equipment, information, data and works of authorship, including, without limitation, processes, methodologies, templates, best-practices, lists, computer source and object code, devices, formulas, drawings, artwork, notes, memoranda, specifications, and documents of any nature, and all copies thereof, whether stored electronic or otherwise.

2.                                      Grant of Rights.

2.1          Control4 Appointment.  Subject to the terms of this Agreement, Supplier hereby appoints Control4, and Control4 hereby accepts appointment, as an exclusive reseller to sell and license the Products worldwide to Control4 customers and End Customers.  The foregoing appointment is subject to the license and the other terms and conditions set forth herein.

2.2          License Grants.  Subject to the terms of this Agreement:

2.2.1       Supplier grants to Control4, and Control4 accepts a perpetual, exclusive royalty-free license in and to that portion of the Supplier Intellectual Property identified on Schedule H, for Control’s use in making, having made, marketing and selling the Products worldwide.

2.2.2       During the Term, Control4 grants to Supplier, and Supplier accepts a personal, non-transferable, indivisible, revocable and non-exclusive license in and to that portion of the Control4 Intellectual Property identified on Schedule H, or that Control4 delivers or discloses to Supplier from time to time and indicates, at the time of such disclosure, that such Control4 Intellectual Property, and the disclosure thereof by Control4 to Supplier, is subject to the terms of this Agreement, solely for Licensee’s use in developing and manufacturing each Product, and selling the same to Control4 only.

2.2.3       Restrictions on Use.

2.2.3.1    Supplier acknowledges that the Control4 Intellectual Property constitutes valuable trade secrets of Control4.  Accordingly, Supplier will not do any of the following without Control4’s prior written consent: (a) modify, adapt, alter, translate, or create Derivative Works from the Control4 Intellectual Property; (b) sublicense or sell the Control4 Intellectual Property to any third party; (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Control4 Intellectual Property.

2.2.3.2    Control4 acknowledges that the Supplier Intellectual Property constitutes valuable trade secrets of Supplier.  Accordingly, Control4 will not do any of the following without Supplier’s prior written consent: (a) modify, adapt, alter, translate, or create Derivative Works from the Supplier Intellectual Property; (b) sublicense or sell the Supplier Intellectual Property to any third party except as specifically permitted in this Agreement; (c) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for the Control4 Intellectual Property

2.3          Products.  Supplier will design, manufacture and ship to Control4 the Products in accordance with the Specifications set forth in Schedule A, including any applicable Hardware, Firmware and Licensed Software.

2.4          Testing, Certifications and Standards.  The parties may identify on Schedule A any testing, technical certifications and standards which Products must receive or meet, respectively; and the parties may identify on Schedule B any additional compensation (if any) for Supplier related to such certifications and standards.  Unless specifically provided on Schedule A, Supplier shall not be responsible for causing applicable Products to achieve specified certifications and standards prior to delivery.

2.5          Initial Delivery Time Frame.  Subject to the availability of all requisite parts and/or components on the open market through normal commercial channels within the time frame that was specified for parts purchasing in the Schedule A, Supplier will adhere to the initial delivery time frame specified in Schedule C.  Subsequent delivery time frames will be set forth in the applicable Purchase Orders.

2.6          Change of Product Specifications: Design Changes.  Supplier may not exclude or discontinue Products set forth on Schedule A, nor make changes or modifications in Specifications, construction, or design of said Products to be delivered to Control4, during the Term, without first receiving Control4’s written consent, which shall not be unreasonably withheld.

2.7          Effect of Product or Design Chances.  Any mutually agreed to and executed Product changes, whether suggested by Control4 or Supplier, shall be governed by and shall not change any other terms of this Agreement, including Supplier’s warranty of Product, unless mutually agreed to in writing and attached as an amendment hereto.

2.8          Additional Products.  Additional Products may be added to Schedule A upon the mutual agreement and written Change Order agreed upon by both Control4 and Supplier.  In such event, the development, manufacturing, and sale of such additional Products shall be made in accordance with the terms of this Agreement.

2.9          Product Support.  Supplier will provide to Control4 support for each Product as set forth more specifically in the Service Level Agreement appended as Schedule D (“Product Support”).

2.10        Control4’s Obligation.  Subject to Supplier’s compliance with its obligations hereunder, Control4 agrees to purchase via Purchase Order the Products specified in Schedule A at the price specified in Schedule B.

2.11        Supplier’s Obligation.  In consideration of Control4’s purchase commitments in this Agreement, Supplier agrees to commit to the design and development, production, and manufacturing of the Product, including without limitation completing all necessary design implementations, hiring necessary staff and other resources, and committing to the development of proper tooling for manufacturing and/or applicable testing of the Products set forth in Schedule A.

2.12        Pre-Existing Intellectual Property.  Nothing herein shall be deemed to constitute a transfer, sale or conveyance by one Party to the other Party of any ownership interest in such Party’s Intellectual Property that was owned or developed by it prior to the Effective Date.

2.13        Works Made for Hire.  Any and all Services, Inventions, Works, Work Product and Deliverables, prepared by Supplier pursuant to this Agreement (whether or not they are made, conceived or reduced to practice using Control4’s data or facilities) which are made, conceived, developed, reduced to practice, or created by Supplier (whether alone or jointly with Control4 and/or one or more independent contractors), shall be considered “WORKS-MADE-FOR-HIRE” and shall be the sole property of Control4.  Supplier agrees to and hereby does assign to Control4, without further compensation, all right, title and interest in any such Services, Inventions, Work Product, Deliverables and Works, and in all Intellectual Property contained therein.  Supplier hereby grants Control4 a perpetual, royalty-free license to use any pre-

existing materials, concepts, processes or information contained or expressed in Supplier’s work, Services, Work Product or Deliverables hereunder.

2.14        Assignment of Intellectual Property.  Supplier will promptly disclose to Control4 any and all Inventions and Intellectual Property and will assist Control4 in obtaining and enforcing, for Control4’s benefit, patents and any other Intellectual Property rights relating thereto in any country.  Upon request, Supplier will execute all applications, assignments, instruments and papers and perform all acts necessary or desired by Control4 to assign all such Inventions, and Intellectual Property relating thereto, fully and completely to Control4 and to enable Control4, (including its successors, assigns and nominees) to secure and enjoy the full benefits and advantages thereof.  In the event Supplier fails or refuses to sign any document or documents reasonably requested by Control4 to allow it to apply for or prosecute any patent, copyright or mask work registration, or other right or protection relating to an Invention, Deliverable, Work or Work Product, whether because of Supplier’s physical or mental incapacity or for any other reason, Supplier hereby irrevocably appoints Control4 and its authorized officers and agents as its agent and attorney-in-fact, to act in Supplier’s behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or mask work registrations, or similar protections with the same legal force and effect as if executed by Supplier.

2.15        Residual Rights.  Notwithstanding anything to the contrary herein, Supplier shall be free to use and employ its general skills, know-how and expertise gained or learned during the course of any Work Order, so long as it acquires such information without disclosure or use of any Control4 Proprietary Information or any Work Product, Works, Deliverables, Inventions or Intellectual Property of Control4.

3.                                      Ordering and Delivery of Products.

3.1          General.  The purchase and sale of the Products shall be made against specific written Purchase Orders submitted by Control4 to Supplier during the term of this Agreement.  All Purchase Orders for Product submitted by Control4 (by either facsimile or email) shall state the following: (a) Control4’s name and address; (b) the description of the Products ordered; (c) the quantities of Products ordered as per Schedule A; (d) the desired delivery dates; (e) the destination of the Products ordered; and (f) the price(s) for the Products ordered.  Control4 shall mail, email and/or fax each Purchase Order to Supplier.  Supplier shall acknowledge by facsimile or email the details of the Purchase Order within two (2) business days of receipt of the Purchase Order.

3.2          Acceptance.  All Purchase Orders (and any amendments thereto) are subject to acceptance by Supplier, which acceptance may not be withheld for any Purchase Order falling within the scope of the agreed quantities and delivery dates set forth in Schedule B (if any) and issued within the agreed upon Product lead time.  Acceptance shall be indicated by return of an email or facsimile appropriately signed by Supplier, so as to indicate acceptance, conditional or otherwise, of any such order of Products.  Any Purchase Order that is not rejected by Supplier within five (5) business days of the day sent by Control4 shall be deemed automatically accepted by Supplier.

3.3          Conflicting Provisions.  If any conflict arises between the terms stated in any Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.  Any term of a Purchase Order that is in conflict with, omitted or contradictory to this Agreement will be null and void.  The remaining terms and commitment of the Purchase Order will still remain valid and binding.

3.4          Affiliates.  This Agreement is entered into by Control4 for the benefit of itself and its affiliated companies (if any), each of which shall be deemed to be a third-party beneficiary of this Agreement.  Control4’s affiliated companies will be entitled to place Purchase Orders with Supplier subject to the terms and conditions herein contained.

3.5          Deviation from Purchase Orders.  Following acceptance of a Purchase Order, Supplier may not reject or deviate from the Purchase Order without Control4’s written approval in Control4’s sole discretion.  Control4 may from time to time need to pull in a delivery date or push out a delivery date to accommodate changes in schedules and End Customer demand.  Such changes can be made in accordance with the terms outlined in the Pricing and Terms of Delivery Schedule of this Agreement.

3.6          Time of the Essence.  Time is of the essence with respect to delivery of ordered Products by specified delivery dates.  [LIQUIDATED DAMAGES?]

4.                                      Term.  Unless terminated as provided herein, this Agreement will be effective for a period of four (4) years from the Effective Date (“Initial Term”).  Upon the expiration of the Initial Term, this Agreement will automatically renew for successive periods of one (1) year (each a “Renewal Term”) unless terminated at the end of the Initial Term or any Renewal Term by either Party by delivering written notice of the intent to terminate not less than (or a minimum of) one hundred and eighty (180) days prior to the end of the Initial Term or Renewal Term, as applicable.

5.                                      Pricing.

5.1          Prices.  The applicable Price for each Product ordered hereunder is set forth in Schedule B,

5.2          Taxes.  The Prices specified in Schedule B for each Product are exclusive of any other federal, state or local sales, use, excise, or other similar taxes or duties, which Supplier may be required to collect or pay as a consequence of the sale or delivery of any Products to Control4.  Supplier shall include all required taxes as a separate line item on each invoice.  Control4 shall not be responsible for the payment or reimbursement of any tax not properly invoiced by Supplier, or for any taxes based on Supplier’s income.

5.3          Price Changes.  Any change in the Price payable for any Product shall be made only upon written agreement of the Parties.

5.4          Cost Reductions.  Supplier shall provide to Control4 regular cost reductions to occur semi-annually from the date of execution of this Agreement or as mutually agreed between the Parties in writing.  Such reductions may be either through manufacturing efficiency gains, through component pricing improvements or through cost reductions, so long as any component changes are approved by Control4 in advance and in writing.

6.                                      Delivery.

6.1          General.  All Products shall be delivered to Control4 (or its designated location) Ex Works Supplier’s facility as specified in the applicable Purchase Order, using Control4’s specified standard shipping.  The Product shall be packed and marked for shipment in accordance with Schedules A and B.  Supplier shall have no liability for any events occurring during shipment except in cases where Product is not packaged in accordance with Schedule A.  In the event that Supplier is unable to meet the delivery date at the specified location as set forth in the Purchase Order, Supplier is responsible for any incremental fees associated with expedited shipping to ensure fastest freight and delivery to Control4, as well as incremental expediting fees associated with ongoing shipments, until Supplier is caught up on deliveries to Control4.

6.2          Title: Risk of Loss.  Title to and risk of loss or damage on any Product shall pass to Control4 upon Supplier’s delivery of such Product to the carrier specified by Control4.

6.3          Time of the Essence.  Each Party acknowledges that timely completion of applicable development schedule milestones, as outlined in Schedule C, are of the essence and vital to the success of this business arrangement set forth herein.

7.                                      Inspection and Acceptance.

7.1          Testing and Inspection.  Control4 may inspect and perform tests of the Products at any reasonable time and place.  If such inspection or testing is made on Supplier’s premises, Control4 shall provide Supplier with ten (10) business days advance notice and Supplier shall provide reasonable facilities for such inspection and testing.

7.2          Acceptance.  Final inspection and acceptance by Control4 shall be conducted within ten (10) business days of the receipt of the applicable Products at Control4’s specified receiving destination (except as otherwise agreed in writing, signed by both Parties).  Any Products not rejected within such ten (10) business day period shall be deemed to be accepted by Control4.

7.3          Rejection.  Control4 may, within ten (10) business days of receipt of any Products at Control4’s receiving destination, reject Products that fail to conform to the applicable specifications and test procedures specified in Schedule A.  In the event of a rejection, the provisions of Section 8 shall apply to any such rejected Products.

8.                                      Warranty.

8.1          Product Warranty.  Supplier warrants to Control4 and its End Customers that for a period of twenty-four (24) months from the date of sale by Control4 to the End Customer (excluding prototype or qualification units not intended for delivery to End Customers), that the Products will conform to the Specifications as per Schedule A, and will be free from manufacturing defects in materials and workmanship under normal use and service.  In the event that there is an issue with one of Supplier’s component suppliers that results in an issue for Control4 that has not been previously specified, Supplier will provide support to work with such component supplier to correct the issue.  As set forth below in Section 9, Control4 may return directly to Supplier any defective Product that does not conform to the Specifications.  For products out-of-warranty or damaged due to misuse, Control4 may request that Supplier perform repairs, in which event Control4 agrees to pay the specified repair fees as per Schedule F.  Supplier warrants such repairs for three (3) months (workmanship only).

8.2          Software or Firmware Warranty; Enhancement.  Where applicable and as part of the Product Warranty set forth above, Supplier shall fix, without charge, any reproducible software or firmware defect that is documented by Control4.  In the event that a reproducible software or firmware defect occurs following release of an update or upgrade to a Control4 controller, and in the event the firmware is demonstrated to work properly with the prior version of the Control4 controller, then revising the software or firmware to attain compatibility with the new release shall be categorized as an enhancement project which is performed as Additional Work as described in Schedule G.

8.3          Refund.  Supplier’s liability for warranty claims hereunder is limited to a refund of the purchase price then paid to Supplier for any defective Products, whether Supplier’s liability arises from any breach of Supplier’s express warranty, breach of any obligation arising from breach of warranty, or otherwise with respect to the manufacture and sale of any Products hereunder.

8.4          CLASS QUALITY ISSUE.  IN THE EVENT THAT THERE IS A CLASS QUALITY ISSUE WITH ANY PRODUCT PROVIDED BY SUPPLIER TO CONTROL4 THAT REQUIRES A FIELD RECALL FOR PRODUCTS UNDER WARRANTY AND IT IS DETERMINED THAT QUALITY ISSUE IS RELATED TO MANUFACTURING OR COMPONENT ISSUES OR ERRORS IN THE PRODUCT SPECIFICATION BY SUPPLIER, SUPPLIER WILL BE RESPONSIBLE FOR SPECIFIC COSTS RELATED TO THE RECALL, REPAIR, AND REPLACEMENT OF PRODUCT IN THE FIELD.

8.5          Additional Warranties.  Supplier hereby represents and warrants to Control4 that:

8.5.1       Supplier has and will convey to Control4, upon payment in full, good title to the Products, free and clear of all liens and other security interests;

8.5.2       The Products and any accompanying user manuals and product documentation (if any; “Materials”)), and the use, distribution, and resale thereof by Control4 do not and shall not infringe upon, misappropriate, or violate any patent, copyright, trade secret, trade name, trademark, or any other proprietary right of any third party; and

8.5.3       The Products and Materials shall be compliant with all applicable government or administrative electrical, environmental and emissions standards in countries for which they are designed for use (as specified in Schedule A); any additional compliance and/or markings are Control4’s responsibility.

8.6          No Other Warranties.  EXCEPT AS SPECIFIED HEREIN, CONTROL4 AND SUPPLIER EACH HEREBY DISCLAIM ALL EXPRESSED OR IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY , EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

9.                                      Return-to-Vendor Process.

9.1          General.  All Products returned to Supplier under a warranty claim require a Return To Vendor (RTV) number, which will be issued by Supplier upon request.  All Products returned to Supplier must have the RTV number clearly marked on the outside of each box returned.  Returned Product must be packaged in a way that prevents any damage during shipment.  Any Product that is damaged in shipment will be the responsibility of the Party making the shipment.  Control4 is responsible for one-way freight to Supplier for returned product and the Supplier is responsible for one-way freight to Control4.

9.2          Non-Warranty Repair.  Clear signs of Control4 caused damage or Products that appear to have been used in a manner contrary to the Product specifications are subject to be processed under “Non-Warranty Repair.” In such case, Control4 will be notified of the change in return status.  At Control4’s option, the Product can then be repaired at cost or returned “as is” to Control4.  In the case of any non-warranty repair, Control4 shall assume all shipping charges.

9.3          All authorized RTV’s will be either be replaced with conforming product shipped to Control4 at Supplier’s expense at the time of receipt of non-conforming product, or Supplier will issue a credit to Control4 for the full purchase price of the Product.  In the

10.                               Limitation of Liability.  EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY ACTION ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INTENTIONAL CONDUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF PROFITS, INCOME OR GOODWILL, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW; PROVIDED, HOWEVER, THAT THIS SECTION IS NOT INTENDED TO LIMIT AND SHALL NOT BE CONSTRUED TO LIMIT THE OBLIGATIONS OF EITHER PARTY TO DEFEND AND FULLY INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES TO THE EXTENT REQUIRED BY SECTION 16.

11.                               Change Orders

11.1        Change Orders Submitted by Control4.  Control4 may, by written Change Order, request changes in the drawings, designs, specifications, software, packaging or packing requirements concerning the Product, and/or request additional services from Supplier.  Upon Supplier’s receipt of a proposed Change Order, Supplier shall determine within twenty (20) business days any corresponding change in Price, and shall provide Control4 with a statement setting forth any such Price changes.  Change Orders shall not be effective until signed by both Parties.

11.2        Change Orders Submitted by Supplier.  At any time, Supplier may recommend to Control4 proposed changes in the drawings, designs, specifications, process changes, or packaging or packing requirements that are expected to result in improved Product reliability or cost reduction.  Implementation of Supplier’s recommendations shall only be made upon receipt of authorization by Control4 in the form of a written Change Order.  Change Order costs shall be negotiated between Supplier and Control4 and shall be outlined in the applicable signed Change Order.

11.3        Effect of Change Orders.  Upon written agreement by the Parties as to any proposed Change Order, any resulting Price change shall apply to any subsequent Purchase Order with respect to which the change is effective, and Schedule B shall be amended accordingly.  Modifications or changes to Products that are not provisioned in Schedule A, which by their nature require additional effort or deliverables on the part of the Supplier, are considered as extra work and shall be invoiced separately.  The costs of such modifications are calculated on an hourly basis and charged as per Schedule G.

12.                               Discontinuation and Modification of Product

12.1        Availability of Products.  Except as provided below in Section 12.2, during the term of this Agreement, Supplier shall continue to manufacture and offer each of the Products for sale to Control4.

12.2        Discontinuation of a Product.  Supplier may discontinue providing any particular Product to Control4 upon nine (9) months prior written notice.  After the discontinuation of any particular Product, Supplier shall continue to honor all warranty and the RTV processes outlined in Sections 8 and 9 for twenty four (24) months.

12.3        Modification of Products.  Any Product modification developed specifically for Control4 by Supplier shall be work made for hire and shall be the property of Control4 (including but not limited to all IP, documentation, and tooling).  All such modifications will be maintained with latest, up to date information/items, and shall be deemed to be Control4 Confidential.

13.                               Payment and Invoice.

13.1        Payment Terms.  Unless otherwise agreed in Schedule B or a writing by Control4, payment for any Purchase Orders shall be due sixty (60) days from delivery of the Products to Control4.  All transactions must be valued and paid in United States currency.

13.2        Partial Shipments.  When partial shipments are made, Supplier shall invoice Control4 in accordance with this Agreement for the quantity of conforming Products shipped at the agreed upon Price for such Products,

14.                               Termination.

14.1        Termination for Breach.  Either Party may terminate this Agreement if the other Party violates any material provision of this Agreement and fails to correct or cure any such violation within thirty (30) days after receipt of written notice of such violation.  In addition, should either Party be adjudicated to be bankrupt or insolvent, or should a receiver or liquidator be appointed for its business or assets, or should an assignment be made for the benefit of such Party’s creditors, or should such Party file or have filed against it a petition for winding up its affairs, or should such Party file or have filed against it a petition under any applicable bankruptcy statutes or regulations or should such Party attempt to assign this Agreement without the written consent of the other Party being first obtained, then the other Party shall be entitled to terminate this Agreement effective immediately upon delivery of notice of such election to the other Party.

14.2        Effect of Termination.  Any undisputed and properly invoiced payment obligations of Control4 owed to Supplier shall survive expiration or termination of this Agreement for any reason.

14.3        Right to Market and Distribute.  In the any event resulting in Termination, Control4 shall retain the right to market and distribute any remaining inventory purchased from Supplier.

15.                               Source Code Escrow

15.1        Escrow Deposit.  Within thirty (30) days of the Effective Date, Supplier shall enter into a third party escrow agreement (“Software Escrow Agreement”) approved by Control4, with an escrow agent (“Software Escrow Agent”) for the benefit of Control4, and within five (5) days thereafter shall deposit a copy of the current version of the source code for the Supplier Intellectual Property identified in Schedule H with the Software Escrow Agent under the Software Escrow Agreement.  Supplier will update the escrow with the source code as soon as reasonably possible after they are made generally available to Supplier’s customers or made available to Control4 (whichever comes sooner).

15.2        Release Conditions.  Control4 shall have the right to obtain from the Software Escrow Agent one copy of all source code in escrow, under any of the following conditions (each a “Release Condition”):

15.2.1     A receiver, trustee, or similar officer is appointed for the business or property of Supplier;

15.2.2     Supplier files a petition in bankruptcy, files a petition seeking any reorganization, makes an arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors;

15.2.3     Any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against Supplier and not stayed, enjoined, or discharged within thirty (30) days;

15.2.4     Supplier takes any corporate action authorizing any of the foregoing;

15.2.5     Any similar or analogous proceedings or event to those in sub paragraphs (a) through (d) above occurs in respect of Supplier within any jurisdiction outside the USA; or

15.2.6     Control4 determines in good faith that Supplier has failed to or is unable to support, maintain, manufacture and/or deliver the Licensed Software, or the Products, as applicable, as required under this Agreement for a period of at least twenty (20) days, Control4 gives written notice of such determination to Supplier, and Control4 in good faith determines that Supplier has failed to support and maintain the Licensed Software or Products as required under this Agreement within ten (10) days following receipt of such notice; or

15.2.7     A force majeure event (as described below) prevents Supplier from supporting, maintaining, manufacturing and/or delivering the Licensed Software or Product as required under this Agreement for a period of at least thirty (30) days/

16.                               Escrow of Manufacturing Know-How

16.1        Escrow Deposit.  Within thirty (30) days of the Effective Date, Supplier shall enter into a third-party escrow agreement (“Manufacturing Escrow Agreement”) approved by Control4 with an escrow agent ( “Manufacturing Escrow Agent”), and within five (5) days thereafter shall deposit a copy of its current Manufacturing Know-How with the Manufacturing Escrow Agent under the Manufacturing Escrow Agreement.  Supplier will update the escrow with the up-to-date Manufacturing Know-How as soon as reasonably possible after material changes are known to Supplier.

16.2        Release Conditions.  Control4 shall have the right to obtain from the Manufacturing Escrow Agent one (1) copy of the Manufacturing Know-How, upon the occurrence of a Release Condition.

16.3        License Grant.  Upon release of the Manufacturing Know-How from escrow pursuant to this Section (“Escrow of Manufacturing Know-How”), Control4 may, directly or through its contractors and suppliers:

16.3.1     Use the Manufacturing Know-How (including without limitation all Supplier Intellectual Property Rights related thereto) to manufacture or have manufactured Products solely for resale and uses of Products otherwise permitted under this Agreement, and to improve, enhance and create Derivative Works of the Products and various components thereof.  Control4 shall own all such Derivative Works created by or for Control4.  Supplier shall execute such documents and take such steps as Control4 reasonably requests to perfect Control4’s ownership of the intellectual Property Rights in such Derivative Works.

16.3.2     Enter into agreements with Supplier and/or Supplier’s suppliers for the continuing supply of Products to Control4.  In addition, Control4 shall be permitted to share access to the Manufacturing Know-How with other customers and contractors of Supplier who otherwise have access to Supplier’s Manufacturing Know-How.

16.4        Assistance.  If Control4 elects to have the Manufacturing Know-How released from escrow pursuant to this Section, Supplier shall provide reasonable and prompt cooperation to assist Control4 in establishing a source of Products supply using the Manufacturing Know-How.

17.                               Force Majeure:  Neither Party to this Agreement shall be liable to the other for non-performance due to causes not reasonably within its control; including but not limited to fire, flood, war, embargo, riot, or intervention of any governmental authority, provided, however, that the Party suffering such delay immediately notifies the other Party in writing, of the reasons for the delay and, if possible, the duration of such delay.

18.                               Confidentiality; Non-Compete; Non-Solicitation

18.1        Proprietary Materials.  From time to time during the performance of this Agreement, each Party may deliver certain Proprietary Information to the other Party hereunder.  All such Proprietary Information shall be deemed “Confidential information” as described in this Section 16, and, as between the Parties hereto, the Party providing such materials shall be deemed the owner, except as otherwise provided in this Agreement.

18.2        Confidentiality Obligations.  During the term of this Agreement and for a period of five (5) years thereafter, each Party hereto shall hold the Confidential Information in strict confidence and shall not permit the use or disclosure of any such Confidential Information by or to any person or entity (excluding party employees, attorneys, and subcontractors who may have access to Confidential Information on a need-to-know basis) unless such use or disclosure is specifically authorized in writing by the Party providing the Confidential Information.

18.3        Treatment of Confidential Information.  Each Party shall take appropriate action and utilize the same effort to safeguard Confidential Information as it utilizes to protect its own trade secrets or proprietary information, but at a minimum, each Party shall undertake reasonable precautions to protect the Confidential Information.  Without limitation on the foregoing, each Party shall: (i) advise its own employees who have access to the Confidential Information and others for whom the other Party has given written consent to disclose the Confidential Information, of the confidential nature of the Confidential Information; (ii) ensure by agreement or otherwise that the confidential Information is prohibited from being disclosed to any additional third parties except to the extent required to carry out obligations under this Agreement; and (iii) require that such Confidential Information be kept in a reasonably secure location.

18.4        Compliance with Law.  In the event that a Party hereto is required by law or by any legal process, including interrogatories, requests for information or documents, subpoena, civil investigative demand, depositions, or similar legal process, to disclose any Confidential Information, such Party shall provide the other Party with reasonably prompt, written notice of such request or requirement so that the other Party may seek, at its own cost, an appropriate protective order if it deems it appropriate to do so.  If, in the absence of a protective order or the receipt of a waiver hereunder, the compelled Party is nonetheless, based on the advise of the Party’s legal counsel, required by law to disclose Confidential Information, such Party may disclose only that portion of the Confidential Information which such Party’s counsel reasonably believes the Party is legally required to disclose, and will undertake reasonable efforts to obtain assurance that the Confidential Information will receive confidential treatment.

18.5        Use of Confidential Information.  The Confidential Information shall be used by each Party solely in the course of performing its obligations hereunder.  The Parties shall not make Confidential Information available for use by or for the benefit of any other third party, whether or not for consideration.

18.6        Return of Confidential Information.  Each Party will return to the other Party or destroy (and certify to the other Party that such destruction has taken place) all Confidential Information in written form provided by the other Party, including any copies, upon termination of this Agreement Notwithstanding the foregoing, neither Party shall be required to destroy any of the other Party’s Confidential Information that is stored electronically as part of such Party’s disaster recovery program (provided that such Party shall maintain the confidentiality of any such electronically retained Confidential Information).

18.7        Limitations.  The obligations set forth in this Section 16 do not apply if and to the extent the Party receiving Confidential Information establishes that: (i) the information disclosed to it was already known to it without obligation to keep it confidential; (ii) it received the information in good faith from a third party lawfully in possession thereof without obligation to keep such information confidential; (iii) the information was publicly known at the time of its receipt by it or has become publicly known other than by a breach of this Agreement; (iv) the information is independently developed by it without use of the other Party’s Confidential information; or (v) it was disclosed under operation of Law, provided that the receiving Party has promptly notified the disclosing Party of any legal process requiring production of Confidential Information prior to compliance and has taken all reasonable precautions, including a protective order if so requested by disclosing party to insure confidential treatment of any information.

19.                               Indemnification.

19.1        By Supplier.  Supplier will indemnify, hold harmless and defend Control4, at Supplier’s expense, against any loss, injury, expense or damage arising from any claim brought against Control4 alleging that its sale of the Products in accordance with the terms of this Agreement infringes a third party’s copyright, patent or trade secret or other intellectual property rights, and will indemnify and hold Control4 harmless against all losses in connection with any such claims.

19.2        By Control4.  Control4 will indemnify, hold harmless and defend Supplier, at Control4’s expense, any claim brought against Supplier alleging that Supplier’s use, in accordance with the terms of this Agreement and where applicable, of materials provided to Supplier by Control4 infringes a third person’s copyright, trade secret or patent, and will indemnify and hold Supplier harmless against alt losses in connection with any such claims.

19.3        General.  The Party entitled to indemnity under this Section (“Indemnified Party”) shall give the other Party (“Indemnifying Party”) written notice of any claims resulting in an obligation of indemnification under this Section.  The Indemnified Party shall provide reasonable assistance in the defense and the settlement of a claim at the

Indemnifying Party’s expense.  The Indemnifying Party shall not settle a claim without the written consent of the Indemnified Party; such consent shall not be unreasonably withheld.  The Indemnifying Party will obtain the prior written approval, which approval will not be unreasonably delayed or withheld, of the Indemnified Party in respect of any non-cash aspects of a proposed settlement of such claim from the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim.

20.                               Notices.

20.1        General.  All notices permitted or required pursuant to this Agreement shall be written in the English language and shall be either (1) hand-delivered, (2) deposited with a nationally recognized overnight delivery service, (3) deposited with the United States Post Office, certified mail, return receipt requested, postage prepaid.  All notices other than those sent by facsimile transmission shall be deemed to have been served when actually received, or upon refusal of delivery.  All notices shall be addressed to the parties to whom such notices are intended as set forth below:

20.1.1     If to Control4:

Control4 Corporation
Attn:
11734 S.  Election Road, Suite 200
Salt Lake City, Utah 84020-6432

Copy to Control4 General Counsel

20.1.2     If to Supplier:

20.2        Change of Address.  Either Party may change its address by giving notice to the other in accordance with this Section.

20.3        Exceptions.  Regular business communications such as Purchase Orders, engineering Change Orders, corrective action requests, and the like may be sent via electronic mail or facsimile to appropriate individuals within either Supplier, Any regular business communication that will be relied upon as a material legal document must be delivered via one of the means noted above.

21.                               General.

21.1        Independent Contractors.  In performing their respective obligations hereunder, each of the Parties shall operate as and have the status of an independent contractor and shall not act as or be joint venturers, or an agent or employee of the other Party.  Neither Party shall have any right or authority to assume or create any obligations of any kind or to make any representations or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

21.2        Amendments.  Any mutually agreed terms which may be specified during the continuance of this Agreement, or any extension hereof, shall be incorporated into this Agreement in the form of an addendum signed by both Parties and attached hereto.

21.3        No Waiver.  No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy.  No waiver of any term or condition of this Agreement shall be effective, unless it is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.  The express waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

21.4        Invalidity.  Should any provision of this Agreement be determined to be void, invalid or otherwise unenforceable by any court or tribunal of competent jurisdiction, such determination shall not affect the remaining provisions hereof which shall remain in full force and effect.

21.5        Choice of Law; Jurisdiction

21.5.1     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, USA, without regard to provisions relating to conflicts of laws.

21.5.2     The Parties agree that if any legal proceeding is commenced to interpret or enforce the provisions of this Agreement, the Utah District Court in and for the County of Salt Lake shall have exclusive jurisdiction over the matter.  Control4 and Supplier each consents to the personal jurisdiction of such Court.  All legal fees including but not limited to attorney fees will be paid by the non-prevailing Party in any Segal dispute.

21.6        Entire Terms and Conditions.  The headings, font and bold and underlined type to the portions of this Agreement are for the convenience of the Parties only and have no legal effects.  This Agreement along with its Schedules constitutes the entire agreement between the Parties and may only be amended by an express, written document signed by the authorized representatives of both Parties.

21.7        Copies.  All copies duly signed and executed by both Parties shall be deemed to be originals of this Agreement.

21.8        Authority.  The persons executing this Agreement on behalf of Control4 and Supplier represent and warrant that they each have the requisite corporate authority to do so and that their execution of this Agreement is not subject to any further ratification or approval whatsoever.

Schedule A - Product Specifications; Product Support Materials

Below are the technical specifications for the Products) to be designed and/or manufactured by Supplier for Control4.  Consistent with the Agreement, upon completion of the design and effective when volume production commences, and unless an alternate timeframe is mutually agreed upon by both Parties in advance and in writing, Control4 must be notified prior to any changes to the bill of materials, approved vendor list or any other ECO changes at least four (4) weeks in advance of the implementation of any such change.  Depending on the type of change, Control4 may elect to have Supplier re-qualify such changes for the affected Product(s) to confirm there are no negative changes to form, fit, or function of the below specified Product(s).  Any Product changes not approved in advance by Control4 may be deemed non-conforming material and in such event shall be rejected and returned to Supplier for repair or replacement at Supplier’s expense.

1.                                      Product Specifications for all Hardware, Firmware and Licensed Software will be agreed upon in a writing signed by both parties after the Effective Date.

2.                                      The Acceptance Test Criteria for each of the Products set forth in Section 1 of this Schedule A will be agreed upon in a writing signed by both parties after the Effective Date.

3.                                      Supplier shall provide the Product Support Materials for each of the Products set forth in Section 1 of this Schedule A as identified and agreed upon in a writing signed by both parties after the Effective Date.

Schedule B - Pricing and Terms of Delivery

1.                                      Supplier will provide the following Product(s) in accordance with Schedule A:

a.                                      The Products will be agreed upon in a writing signed by both Parties after the Effective Date.

2.                                      Product Pricing (for each Product outlined in Schedule A)

a.                                      Pricing for each Product identified above in Section 1.a of this Schedule B will be agreed upon in a writing signed by both Parties after the Effective Date.

3.                                      Sample pricing

a.                                      Sample Pricing for each Product identified above in Section 1.a of this Schedule B will be agreed upon in a writing signed by both Parties after the Effective Date.

4.                                      Terms of Delivery

a.                                      Delivery is Ex Works Supplier’s facility.

b.                                      All units shall be bundled and packaged in accordance with the Schedule A.

c.                                       Shipments shall include accompanying documentation for build date and test data in accordance with the Schedule A.

d.                                      Unless otherwise expressly stated, Control4 agrees to pay all properly executed and undisputed Invoices within forty-five (45) days of receipt of a valid invoice or the date on which the entire delivery associated with the total Purchase Order amount is delivered to and accepted by Control4, whichever is later.  This payment term as defined is in effect for any term noted in this Agreement as “payment upon/from invoice date” or “payment upon/from date of receipt of valid invoice.”

e.                                       Upon request, Control4 may review Supplier financial under appropriate NDA with to satisfy any query required for Supplier to establish appropriate credit limit for Control4.

f.                                        Supplier agrees to pay for all expedited shipping for late deliveries and as may be required to meet delivery schedule as defined by Control4 in the Agreement.

g.                                       Other than the customized and/or Control4 specific related materials, Control4 is not responsible for raw materials ordered by Supplier that exceed those requirements to support Control4 valid and existing Purchase Orders at component lead time.

h.                                      Control4 may alter a valid Purchase Order by any amount up to the date of longest component lead time plus the manufacturing and testing time required.  Control4 may alter a valid Purchase Order by any amount and upon receipt of such change request from Control4 by Supplier, and subject to various lead times of the Products, Supplier will make commercially reasonable efforts to increase or decrease the quantity of Products requested in a valid Purchase Order.

i.                                          Any two (2) contiguous production shipments in which Supplier provides less than 98.5% on time delivery as measured by the delivery date stated on a Purchase Order and accepted by Supplier, may be considered a material breach of the Agreement by Supplier.

5.                                      Packaging Requirements:

a.                                      Exterior Packaging: Exterior packaging requirements for each Product identified above in Section 1a of this Schedule B will be agreed upon in a writing signed by both Parties after the Effective Date.

b.                                      End Customer Packaging: End customer packaging requirements for each Product identified above in Section 1.a of this Schedule B will be agreed upon in a writing signed by both Parties after the Effective Date.

Schedule C - Project and Delivery Schedule; Deliverables

1.                                      The Project and Delivery Schedule for each Product identified in Section 1.a of Schedule B will be agreed upon in a writing signed by both Parties after the Effective Date.

2.                                      The Deliverables will be agreed upon in a writing signed by both Parties after the Effective Date.

Schedule D - Product Support

Product Support

1.1                               If requested, Supplier shall provide operating documentation for the Product hardware and any applicable software.  Control4 shall be entitled to use the information to generate corresponding documents for Control4’s Products but Supplier shall not be held liable for any inadvertent errors associated with said documentation.

1.2                               Supplier shall also provide reasonable support to Control4.  However, Supplier shall not be held responsible for any misrepresentations or any error in Control4’s marketing of the Product to the public.

1.3                               There may be occasions where Control4 may desire Supplier, and Supplier is willing, to implement proprietary customization to hardware components of the Product.  Control4 and Supplier agree that such customization will be a separate activity and fees for such shall be quoted as NRE.  Any agreement relating to such customization shall be in writing, endorsed by Supplier and Control4, and attached to this document.  See Schedule G for more detail.

1.4                               Should Control4 require developmental support, such support shall be provided to Control4 on a case by case basis.

Schedule E - Quality Assurance Requirements

The following Quality Assurance Requirements are the basis for technical and organizational conditions and processes and shall be applied by both Supplier and Control4 in order to meet quality goals of each Party.  The minimum requirements for the Quality Management System of both Parties are specified below.  Rights and duties in view of supplied Product quality are regulated.  Supplier shall provide technical and organizational conditions in order to produce and supply high quality Products.  If at any point after the failure rates at Control4’s IQA exceed 0.5%, Control4 may consider Supplier to be in material breach of this Agreement.  During the 24-month warranty period after the date of sale by Control4, if any Products have been returned for repair and shipped back to Control4 with multiple instances of test failure or failure to meet the Specifications as defined in this Agreement, then Supplier shall replace the unit with a new unit at no extra charge or cost to Control4.

1.                                      Quality Management System at the Supplier

Supplier agrees to introduce and maintain a Quality Management System based on ISO 9001:2000 with the obligation to set a zero-defect goal and to continuously improve performance.  Production, inspection and/or packaging equipment provided by Control4 shall be part of the Quality Management System.  Control4 is interested in the protection and maintenance of our environment.  Therefore it is desirable that Supplier introduce an Environmental Management System based on ISO 14001 or similar.

2.                                      Quality Management System at sub-suppliers

If production or inspection equipment, software, services, material or any other components are provided by sub-suppliers, they will be part of the Supplier’s Quality Management System.  Otherwise Supplier will secure quality by adequate actions.  Supplier shall require its sub-suppliers to introduce and maintain a Quality Management System based on ISO 9000 with the obligation for sub-suppliers to also set a zero-defect goal and to continuously improve their performance.  Control4 may demand documented evidence from Supplier showing the effectiveness of the Quality Management System utilized by his sub-suppliers.

3.                                      Information

If it becomes evident that quality assurance requirements (such as quality characteristics, schedules or delivered quantities) cannot be met, Supplier shall inform Control4 immediately.  Supplier shall also notify Control4 immediately of any deviations detected after delivery.  To support a rapid solution, Supplier shall disclose all necessary data and facts.  Supplier shall obtain the approval of Control4 prior to any of the following:

•                                          Changing the production methods, sequence and materials (also at sub-suppliers)

•                                          Changing sub-suppliers

•                                          Changing test methods/equipment

•                                          Relocating production sites

•                                          Relocating production equipment at the same site

•                                          Outsourcing

•                                          Substitution

In order to be able to check the impact of any of the changes listed above, Supplier shall timely inform Control4.  However, Supplier’s duty to inform Control4 will not be applied in case of non-Control4 specific standard parts.

4.                                      Audit

Supplier authorizes Control4 to determine through audits whether its quality assurance activities meet the requirements set forth herein.  The audit can be conducted as a system, process or product audit.  Supplier shall support even short-term audit date requests.  Reasonable restrictions imposed by Supplier to safeguard business will be accepted and confidentiality will be warranted.  In the event of quality problems, Supplier shall enable Control4 to conduct an audit at its sub-suppliers.  Control4 shall communicate audit results to Supplier.  If Control4 considers corrective actions to be needed, Supplier agrees to immediately prepare an action plan and implement it on schedule through Control4’s Supplier Corrective Action (SCAR) system.  Supplier shall notify Control4 of all progress made.

5.                                      Product and process agreements

The Products shall comply with agreed or warranted conditions (e.g.  Specification, data sheets, drawings, sample parts).  Supplier shall promptly examine all documentation provided by Control4 (e.g.  specifications, data sheets, drawings).  If the Control4 documentation is obviously incorrect, unclear, incomplete or obviously different than a sample part, Supplier shall inform Control4 in writing prior to start of mass production or performance of services.

a.                                      Mass production and First Article Acceptance Report

Prior to starting mass production, Supplier shall, if not agreed otherwise, submit a mass production process validation plan, similar to PPAP per QS9000.  Verification of applicability and capability shall be provided.  Prior to starting mass production, Supplier shall submit initial samples of the product built under mass production conditions in agreed quantities and on schedule.  Mass production may not be started until it is released by Control4 through the FAAR (First Article Acceptance Report) program.

b.                                      Process capability

For all process characteristics, Supplier shall perform process planning (work plans, test plans, operating supplies, tooling, machinery, etc.).  For functional and process critical characteristics Supplier shall review the suitability of the manufacturing facilities and shall document the results.  Documented test results and process data must be made available to Control4 electronically.  Product quality is monitored with periodic audits.  “Special characteristics,” identified and agreed on between Control4 and Supplier shall, if applicable, be monitored electronically by statistic process control.  Special characteristics and process capabilities shall be determined and documented.  If not agreed otherwise, the following values shall be maintained.

Type Term Capability

Machine capability MFU Cmk > 1,33

Short-term process capability PFU Ppk > 1,

Long-term process capability PFU Cpk > 1,33

If the value above cannot be met, Supplier shall perform and document a 100% inspection prior to shipping, until the root cause has been determined and fixed.  In the case of process disruptions and quality deviations, Supplier shall analyze the causes, shall initiate improvement measures and review their effectiveness.

Cpk	Sigma level (s)	Area under the probability density function F(s)	Process yield	Process fallout (in terms of DPMO/PPM)

0.33	1	0.6826894921	68.27%	317311
0.67	2	0.9544997361	95.45%	45500
1.00	3	0.9973002039	99.73%	2700
1.33	4	0.9999366575	99.99%	63
1.67	5	0.9999994267	99.9999%	1
2.00	6	0.9999999980	99.9999998%	0.002

6.                                      Production records

Supplier shall maintain the following documents:

•                  Work plan for every part

•                  Test plan for every part

•                  Inspection results for every batch

•                 Process settings for every batch

•                  Material used for every batch

•                  Material RoHS certificate for every part

In general, Supplier shall maintain evidence of the documents above.  Control4 may demand documented evidence.

7.                                      Serial production, documentation, product identification

Supplier shall record and document quality assurance measures, especially test and inspection results, and orderly retain these records electronically.  Control4 shall have the ability to query the Supplier database by unit MAC ID or unique Unit serial number to access electronically stored data.  Documents and records shall be retained for at least 7 years.  All changes made on the product and in the process chain shall be documented by Supplier in a product history, and shall be submitted to Control4 upon request if its PLM system is separate from Control4’s Arena PLM system.  Upon request Supplier shall enable Control4 to access the records electronically.  Supplier shall use process descriptions to regulate the control of all data and documents (including external documents like standards and customer drawings) and implement them effectively.  Based on the agreements herein, Supplier may be required to provide serialization documentation with every shipment.

8.                                      Packaging, identification, traceability

Supplier shall deliver products in approved shipping containers in order to prevent damage and quality impairments (e.g.  scratches, contamination, corrosion, chemical reaction).  Supplier agrees to identify the products, parts and the packaging in accordance with agreements reached with Control4.  Supplier must ensure that packed products will also remain legible during shipping and storage.

Supplier agrees to ensure the traceability of the products produced.  Measures must be instituted to ensure that if a defect is detected, the defective parts/products/batches etc., are traceable and contained.  If Control4 makes production and test equipment available to Supplier, especially equipment and fixtures related to deliveries, and then they must be labeled as Control4 property.  Supplier is responsible for protecting this property from damage and ensuring proper function, maintenance and repair.

9.                                      Control4’s quality expectation

Supplier is committed in the same way as Control4 towards its customers to the zero-defect goal in business with Control4.  If the zero-defect goal is not attainable short-term, Control4 together with Supplier shall set temporary upper limits for defect rates as an interim goal.  Supplier shall propose and agree with Control4 on improvement actions.  If the defect rate is below the upper limit, this does not release Supplier from its responsibility to process all complaints and to proceed with continuous improvement activities.  Based on a periodic Supplier rating, the quality performance of Supplier will be monitored and reported by Control4.  It is expected that Supplier will monitor its quality performance as well.  Within the warranty period of 24 months from the date of sale by Control4, Supplier guarantees that all products, which are only assembled or sold without modification, are free of defects, which might be caused by material defects or poor processing.  Control4 shall limit incoming inspections to externally apparent shipping damage and conformation of the quantity and part number of the ordered product, according to supplied shipping documentation.  Discrepancies are reported without delay.  If the defect is not detected directly after delivery, Supplier will waive the claim of late notification of defects within the warranty period.  Supplier must adapt its Quality Management System and quality assurance activities to this limited incoming inspection.  If, in exceptional cases, Supplier is unable to supply products conforming to the specification, Supplier must obtain a concession from Control4 prior to delivery.  Supplier agrees to implement comments and ideas from Control4 to improve product quality by modifying production and quality assurance activities to the extent possible.  If the supply of components is not conforming to Specifications, should threaten to cause a production interruption at Control4 or its customers, Supplier, in consultation with Control4, must seek a remedy through suitable immediate actions for which Supplier is financially responsible (substitute delivery, sorting, rework, special shifts, rush shipment etc.).  Supplier then analyses defects without delay, with support from Control4 to the extent necessary and possible.  Defective parts shall be returned to Supplier.  Supplier agrees to analyze each deviation and to notify Control4 promptly of the cause of the deviation, initiated corrective and preventive measures as well as their effectiveness.

10.                               Safety and Environmental Regulations (RoHS, REACH)

Supplier commits to complying with all legal regulations regarding the environment, health, and striving to avoid all negative effects on humans and environment through an adequate organization and realization of environmental protection in the company.  For this, the implementation and further development of an Environmental and Occupational Safety Management Systems is beneficial.  Supplier is obligated to fulfill the requirements of the RoHS EC-guideline 2002/957EG and the REACH regulation (EC) no.  1907/2006.  If there is an exception for these requirements it must be clearly communicated to Control4 in writing for every single case.

11.                               Affected parts

These quality assurance requirements are valid for all parts and sub-assemblies which are supplied by Supplier.

Schedule F - Out-of-Warranty Repair Process and Fees

Out-of-Warranty Repair Process Supplier to Control4

1.1                               The out-of-warranty Repair Process shall be the same as the RTV Process except that repair time, component cost and shipping and handling charges shall be invoiced to Control4.

1.2                               Out-of-Warranty Repair Fees to Control4 shall be charged per incident based on the work and the components involved, plus labor cost

Schedule G - Customizations and Additional Work

Pricing for Extra Work that has been requested by Control4 and agreed to by Supplier with an executed Change Order or Request for Proposal is to be quoted on a case by case basis.  Control4 is not responsible for any work performed by Supplier without a valid Control4 Purchase Order.

Schedule H - Control4 Intellectual Property; Supplier Intellectual Property

1.                                      The Control4 Intellectual Property will be identified in a writing signed by Control4 after the Effective Date.

2.                                      Supplier’s Intellectual Property consists of the following:

a.                                      Multimedia Communication System, and Television Device and Core Module as identified in Taiwanese Application No.  099100089, filed January 5, 2010.

b.                                      Digital Home / Space Management System and Method, as identified in the attached application.